
Hit King
ACADEMY
Exhibit 13
TRAIN LIKE A PRO, HIT LIKE The King!!!

Company Purpose

To inspire and mentor young athletes to become successful individuals – one game, one lesson and one child at a time.

Summary

Big Opportunity: First mover in $6bn US sports training market

Strong Team: Business, baseball, and execution experience

Proven Business Model: 500+ players and $650,000 revenue (Bull Pen)

Seeking $2M to expand into other markets

Problem

The high cost — about $5,000 - $15,000 a year in many cases – limits opportunities for lower-income families, and the high level of play leaves more broad-based organizations such as Little League and YMCA teams with “a lot of kids who can’t get the ball over the plate, so the game is less fun and kids drop out.”

Lack of Resources – like parent volunteers, equipment, fields, and uniforms make it very difficult for young athletes to fully participate resulting in higher drop out rates.

There are far too many clubs and sports leagues that are putting their own needs, values and priorities above those of the kids. Youth sports has become a business that serves them, and thus creates barriers to play for too many children.

Solution

A baseball academy that offers:

Low Cost Fees

We offer low cost fees that makes it affordable for all players to participate in our training programs.

Professional Coaching

At Hit King Academy, parents won't have to worry if the Coach knows what he is doing…our Coaches are professional and have played at the highest levels.

Every Child Plays

If kids are on a team, and they never get to play meaningful minutes or get pulled out after any mistake, they are going to quit! Kids want to play. Kids need to play. It matters little to them how good their team is, or how famous their coach is, if they never get in and contribute to the team. A study by the Josephean Institute found that 90% of children would rather PLAY on a losing team then SIT THE BENCH on a winning team.

Overview

Hit King Academy is developing high-end baseball and softball destinations, including all-turf fields and indoor training and hitting facilities. Service offerings will include training, teams, tournaments and other ancillary services, targeting teen and sub-teen kids in the U.S. The Company was formed in early 2016.

Our Mission

Hit King Academy is focused on providing the best resources for youth baseball players to develop their skills both on and off the field.

Our professional staff is dedicated to providing the very best positive instruction so that our athletes are prepared to perform at the highest level. Our multiple facilities in sel ect markets will be equipped with the latest innovative technology to aid in the advanc ement and growth of the player.

We will stay true to the words of the Hit King himself:

"BE AGGRESSIVE, BE MORE AGGRESSIVE, NEVER BE SATISFIED and PLAY TO WIN"... **Pete Rose**

Investment Highlights

- Led by first class management team with impressive professional baseball and business management backgrounds including legendary MLB ‘Hit King’ Pete Rose.
- First-to-market opportunity to offer a national footprint of comprehensive programs for training and development of ball players from youths through high school, college and beyond.
- First facility in Houston, Texas projected to begin operations in Fall 2016.
- Initial ground work underway on second facility in Cincinnati, Ohio.
- Multiple revenue streams from training, teams and tournaments as well as numerous ancillary services.
- Each facility projected to breakeven in first year of operation.

Business Model

Products & Services	Pricing
Tournaments	$400 - $1000 / team per tournament
Field practice, 2x/month	$1200 / month
Professional lessons	$75 - $100 / hour
Batting cage	$75 - $100 / hour
Concessions	Comparable to local ball parks
Apparel and merchandise	Competitive with name brands

Pete Rose, The "Hit King" Legendary MLB Player

- Sponsor and endorser
- Lending his name, legacy and winning ways in both baseball and life
- Hit King owns exclusive rights to his brand, name, image and likeness for approved revenue generation purposes
- Will participate in all opening ceremonies, make tournament appearances, national television and radio interviews and appearances and additional marketing activities
- Royalties and revenue participation


REDS

Revenue Streams



Baseball Revenue
Reality TV
Beer
Media / Website Downloads
Concessions
Facility Memberships
PGA Golf Lessons
Merchandise
Lessons
Camps
Gate Fees
Teams
Clinics
Signage / Advertising
Tournament Fees
Certifications
Healthcare

Traction (The Bull Pen)

2013

Our Beginning

Founded in 2013 by Derek Hurley, Chief Marketing Officer, in Houston, Texas

- 2016 annualized revenue run rate of $650,000 (Generated through private lessons, travel teams, camps and clinics)
- Contributed operations to Hit King for equity and management participation

2015

Our Loyal Customers

Currently serves 500+ players

- 5 - 14 yr olds - teach baseball basics and how to play the game the right way.
- 15 – 18 yr olds – teach and expand on the basics of game play, also help showcase players to colleges from all over the U.S.
- College players are helped with training and advise on a possible professional career.

2016

Our New Location

Moving all operations to newly constructed 20-acre location

Market Size



Market Size

$6bn

Annual Growth Rate

1.4%

Competitive Advantage

- Ability to use and leverage the Pete Rose name, legacy and his winning ways in both baseball and life.
- Employing coaches that have played and coached at the highest levels of baseball including College and Major League.
- Managements' track records of success in the game of baseball as well as successful careers in the private sector in corporate management, accounting, and baseball operations.
- Building upon The Bull Pen's existing operational systems, financial success, and reputation.

Competitive Advantage…Continued

- No Baseball facility or competitor has the strength that our Board Members bring along with the knowledge of baseball that is unequivocally the best in the industry…

  Board Members Include:
  - Pete Rose
  - Joe Morgan
  - Tony Perez
  - Steve Garvey
  - Frank Thomas
  - Ivan “Pudge” Rodriguez













Hit King's Unique Approach

- Training and teaching philosophy:
  - Be aggressive!
  - Be more aggressive!!
  - Never be satisfied!!!
  - Play to win!!!!
- Hire coaches and staff with same mental attitude.
- Instill in players the basics of life and baseball and how they uniquely parallel.
- Baseball is like life…
  We have experiences and we make mistakes and we learn from them all. It is not defined by one single act; but each one single act - if taught correctly, learned correctly and executed correctly - can add up to a very successful career in both life and baseball.


Life
is
Like a Baseball Game.
When you Think
a
Fastball is Coming,
You Gotta be Ready
to
Hit the Curve.
" Jaja Q "

Expansion Strategy



Hit King Academy plans to build where baseball and softball are played year-round. We plan to have a facility in all 50 states.

Financials

JRD4256 Enterprises

Income Statement

	Year 1		Year 2		Year 3		Year 4		Year 5	
HIT KING ACADEMY REVENUE	3,646,575		7,293,150		15,008,700		26,265,225		38,577,750	
Gross Revenue	3,646,575		7,293,150		15,008,700		26,265,225		38,577,750	
Facilities	1		2		4		7		10	
FIELD FACILITY OPERATING COSTS	2,266,175	62.1%	4,532,350	62.1%	9,106,940	60.7%	15,937,146	60.7%	22,872,951	59.3%
Net Revenue (Gross Margin)	1,380,400	37.9%	2,760,800	37.9%	5,901,760	39.3%	10,328,079	39.3%	15,704,799	40.7%
CORPPORATE OPERATING EXPENSES										
Personnel	483,025	13.2%	507,176	7.0%	532,535	3.5%	559,162	2.1%	587,120	1.5%
Management Expenses	54,000	1.5%	56,700	0.8%	59,535	0.4%	62,512	0.2%	65,637	0.2%
Contractors	177,000	4.9%	185,850	2.5%	195,143	1.3%	204,900	0.8%	215,145	0.6%
Corporate Marketing	120,000	3.3%	126,000	1.7%	132,300	0.9%	138,915	0.5%	145,861	0.4%
Legal	25,000	0.7%	26,250	0.4%	27,563	0.2%	28,941	0.1%	30,388	0.1%
Public Legal	100,000	2.7%	105,000	1.4%	110,250	0.7%	115,763	0.4%	121,551	0.3%
Audit Cost	75,000	2.1%	78,750	1.1%	82,688	0.6%	86,822	0.3%	91,163	0.2%
Miscellaneous Expenses (3%)	31,021	0.9%	32,572	0.4%	34,200	0.2%	35,910	0.1%	37,706	0.1%
Rose Appearences	40,000	1.1%	42,000	0.6%	44,100	0.3%	46,305	0.2%	48,620	0.1%
Rose Royalties	36,466	1.0%	145,863	2.0%	300,174	2.0%	656,631	2.5%	964,444	2.5%
TOTAL OPERATING EXPENSES	1,141,512	31.3%	1,306,161	17.9%	1,518,487	10.1%	1,935,859	7.4%	2,307,634	6.0%
OPERATING INCOME (LOSS) - EBT	238,888	6.6%	1,454,639	19.9%	4,383,273	29.2%	8,392,220	32.0%	13,397,165	34.7%
	6.6%		19.9%		29.2%		32.0%		34.7%	
NON-OPERATINGS EXPENSES										
Depreciation and Amortization	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Interest Payments	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
TOTAL OTHER INCOME (EXPENSE)	-		-		-		-		-	
NET INCOME (LOSS) - EBT	238,888	6.6%	1,454,639	19.9%	4,383,273	29.2%	8,392,220	32.0%	13,397,165	34.7%
	6.55%		19.95%		29.20%		31.95%		34.73%	

Sources and Uses of Reg A+ Offering

SOURCE OF FUNDS		
Registration A+ Filing	$ 20,000,000	
USE OF FUNDS		
Capital Expenditures		
Houston Area Field Facilities Construction	$ 14,000,000	70.0%
Working Capital (12 Months)		
Administrative & Public Registration Costs	$ 500,000	2.5%
Selling General & Administrative	$ 2,600,000	13.0%
Other Business Expansion Activities	$ 1,900,000	9.5%
Cash Reserves	$ 1,000,000	5.0%
	$ 20,000,000	

Capitalization & Ownership*

Common Shares Issued and Outstanding		9,492,000
Johnny Johnson	28.445%	
Ryan Baker	25.284	
Derek Hurley	28.445	
Friends & Family	17.826	
	100.000%	

* No debt, warrants or options outstanding

Management Team



Johnny Johnson, Chief Executive Officer

Management Experience

- Dynamic, results oriented senior executive with successful track record of providing fiscal, strategic and operational leadership at multinational corporations including Private Equity and LBO markets.
- Strength in turnaround management, operational strategy, mergers and acquisitions and startup companies, all with goal of enhancing profitability.
- BS, Accounting; BS, Business Administration; licensed CPA in multiple states.

Baseball Experience

- Semi-professional baseball player in the Central Alabama Baseball League (formerly part of the Negro League), played 2nd base.
- Active in youth baseball markets for past 25 years.

Management Team



Ryan Baker, Chief of Baseball Operations

Management Experience

- Corporate sales and operations leader.
- General Manager, Houston office of Amtech Elevator, Otis subsidiary; responsible for 52 employees and P&L. Recent recognition: largest year-over-year profit growth (%), 2014; largest year-over-year service growth (%), 2015, for the Otis Southern Region.
- Previously Mid-Atlantic sales manager, ThyssenKrupp Elevator; recognized as most productive team in Southeast Region; awarded “Best Branch” in North America, 2011.
- BS, Business Communications, minor in marketing, University of North Carolina, Charlotte.

Baseball Experience

- Four year letter winner, Conference USA starting pitcher (All Freshman Team 1997, All Conference 1998 and 2000), UNCC.
- Signed by Atlanta Braves, 2000, undrafted free agent; 3 seasons with the Braves (Rookie, Low A, High A and Double A); traded to Florida Marlins, 2003, played 3 seasons (High A, Double A and Triple A).
- Active in youth baseball markets for past 16 years with experience in camp instruction, coaching, pitching instruction, league coordination, marketing efforts, talent evaluation, and the like.
- Currently provides pitching instruction to players ages 7-16; head coach for 13U Frozen Ropes baseball team, Katy, TX.

Management Team



Derek Hurley,
Chief Commercial Officer

Management Experience

- Founder, The Bull Pen, March, 2013.
- Previously Commodities broker, Bosworth Brokers, Houston, 2008-2013. Brokered deals between banks and utilities worldwide, primarily electric and natural gas markets.
- Medical sales representative, Nellcor, division of TYCO Healthcare.
- BS, Business Marketing, Seton Hall University.

Baseball Experience

- Over 19 years coaching experience and four years professional baseball playing experience; has coached numerous college and professional players.
- Moore Catholic High School, Staten Island, US Army Student-Athlete award recipient, 1995. Received Division 1 athletic baseball scholarship, Troy State University. Transferred to Seton Hall University, Big East Conference (alumni include Craig Biggio, Mo Vaughn, John Valentin and Jason Grilli), 1997.
- Drafted by Pittsburgh Pirates, 30th round, 1999 MLB Free Agent Amateur Draft. Played stops in Florida Gulf Coast League, New York-Penn League, South Atlantic League, Pirates Fall Instructional League, Carolina League, and Atlantic League.
- After playing days, worked at several training facilities, teaching baseball to some of the finest talent in the NYC metropolitan area including as pitching coach/assistant recruiter, Division 1, Long Island University, Brooklyn campus, 2005-06 season.

Funding

Seeking $2M Series A

- Target close by EOQ3
- $600k committed

So we can

- Scale/refine marketing/customer acquisition
- Scale customer service
- Scale infrastructure

Summary

Big Opportunity: First mover in $6bn US sports training market

Strong Team: Business, baseball, and execution experience

Proven Business Model: 500+ players, $650,000revenue (Bull Pen)

Seeking $2M to expand into other markets

Thank You

Partner with the biggest name in baseball…legendary MLB 'Hit King' Pete Rose!

